Exhibit 5.1

July 21, 2021 Wireless Telecom Group, Inc. 25 Eastmans Road Parsippany, New Jersey 07054

Re: Form S-3 Shelf Registration Statement (File No. 333-227051)

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

T. 973.622.4444

F. 973.624.7070

www.mccarter.com

BOSTON

HARTFORD

STAMFORD

NEW YORK

NEWARK

EAST BRUNSWICK

PHILADELPHIA

WILMINGTON

WASHINGTON, DC

Ladies and Gentlemen:

We have acted as special New Jersey corporate counsel to Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), in connection with that certain At Market Issuance Sales Agreement dated July 21, 2021 (the “ATM Sales Agreement”) between the Company and B. Riley Securities, Inc. (the “Agent”), pursuant to which shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) may be sold from time to time by the Company in an aggregate amount not to exceed gross proceeds of $12,000,000, with the shares of Common Stock so sold being referred to as the “Placement Shares.” Placement Shares may be sold by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) under that certain Registration Statement on Form S-3 (File No. 333-227051) which the Securities and Exchange Commission (the “Commission”) declared effective on September 17, 2018. Said registration statement incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) and the Company has filed with the Commission on the date hereof a prospectus supplement to the base prospectus included as part of such registration statement specifically relating to the Placement Shares (the “Prospectus Supplement”). As used herein the term “Registration Statement” means the above-referenced registration statement including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be part of such registration statement pursuant to Rule 430B of the Securities Act. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

In arriving at the opinions expressed below, we have examined such matters of fact and law that we have deemed appropriate as a basis for the opinions expressed below and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion including, without limitation, the following:

July 21, 2021

i.	the ATM Sales Agreement;
ii.	the Restated Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company (in each case as amended to date);
iii.	the Registration Statement, including the base prospectus and the Prospectus Supplement dated July 21, 2021; and
iv.	certain corporate records, agreements, documents and other instruments and other certificates of public officials, officers and representatives of the Company.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as copies. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, the Placement Shares, when issued and delivered in accordance with the terms of the ATM Sales Agreement, against payment (or delivery) of the consideration therefor provided for therein, will be validly issued, fully paid and nonassessable.

We express no opinion concerning any law other than as to the federal laws of the United States of America and the laws of the State of New Jersey.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about July 21, 2021 for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ McCarter & English, LLP